Exhibit 99.1

Gaming and Leisure Properties, Inc. Completes the Previously Announced Acquisition of the Real Estate Assets of Pinnacle Entertainment, Inc.

WYOMISSING, PENNSYLVANIA AND LAS VEGAS, NEVADA – April 28, 2016 – Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (“GLPI”) and Pinnacle Entertainment, Inc. (NASDAQ: PNK) (“Pinnacle”) today announced that the companies have successfully completed the previously announced transactions pursuant to which GLPI has acquired substantially all of Pinnacle’s real estate assets.

The acquisition was effected through a series of transactions, including the spin-off (the “Spin-Off”) of Pinnacle’s operating business, real property of Belterra Park Gaming and Entertainment Center and certain undeveloped land from the former Pinnacle Entertainment, Inc. (“Former Pinnacle”) into a new, standalone publicly traded company. Following the Spin-Off, Former Pinnacle was merged with and into a wholly owned subsidiary of GLPI and the Pinnacle operating company was renamed Pinnacle Entertainment, Inc.

In the Spin-Off, Former Pinnacle distributed to its stockholders one share of common stock in Pinnacle for each share of common stock of Former Pinnacle. Shares of Pinnacle common stock will begin “regular-way” trading tomorrow, April 29, 2016, and will assume Former Pinnacle’s symbol “PNK” on NASDAQ.

Financing

GLPI completed its previously announced issuance of $400 million principal amount of new 4.375% Senior Notes due 2021 and $975 million principal amount of new 5.375% Senior Notes due 2026. GLPI also closed its new $825 million senior unsecured term loan A. The proceeds of the funding under the new credit facility and the new notes were used to fund the transaction with Pinnacle and the payment of transaction-related fees and expenses.

Additionally, Pinnacle completed its previously announced issuance of $375 million principal amount of new 5.625% Senior Notes due 2024. Pinnacle also closed its new senior secured credit facilities comprised of a $400 million revolving credit facility, a $185 million term loan A facility and a $300 million term loan B facility. The proceeds of the initial funding under the new credit facilities and the new notes were used, together with proceeds received from GLPI’s debt financing, to repay Former Pinnacle’s outstanding debt obligations at the time of the merger, to pay related fees and expenses and for working capital purposes.

About Gaming and Leisure Properties

GLPI is primarily engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI elected to be taxed as a real estate investment trust (“REIT”) for United States federal income tax purposes commencing with the 2014 taxable year and is the first publicly traded triple-net lease REIT focused on gaming.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates 15 gaming entertainment businesses, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada and Ohio. Pinnacle holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

On March 29, 2016, Pinnacle entered into a definitive agreement with a subsidiary of Gaming and Leisure Properties, Inc. to acquire the operations of the Meadows Racetrack and Casino for total consideration of $138.0 million. The transaction is subject to the approvals of the Pennsylvania Gaming Control Board and Pennsylvania Harness Racing Commission, the expiration or termination of the applicable Hart-Scott-Rodino waiting period, and other customary closing conditions. The transaction is expected to close by the end of the 2016 third quarter.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding the proposed public offering. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward-looking statements are inherently subject to risks, uncertainties and assumptions about GLPI, Pinnacle and their respective subsidiaries, including risks related to the following: the ultimate outcome and results of integrating the assets acquired by GLPI in the transaction with Pinnacle; the effects of a transaction between GLPI and Pinnacle on each party, including the post-transaction impact on GLPI’s and Pinnacle’s financial condition, operating results, strategy and plans; GLPI’s ability to maintain its status as a REIT; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s and Pinnacle’s Annual Report on Form 10-K for the year ended December 31, 2015, each as amended from time to time in GLPI’s and Pinnacle’s other investor communications. All subsequent written and oral forward looking statements attributable to GLPI, Pinnacle or persons acting on their behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI and Pinnacle undertake no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

Contacts

For GLPI:	For Pinnacle Entertainment:

Investors	Investors
Kara Smith	Vincent J. Zahn, CFA
ICR	Vice President and Treasurer
646-277-1211	702-541-7777 / investors@pnkmail.com

Bill Clifford
Gaming and Leisure Properties, Inc.
610-401-2900